SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 5, 2005
                                                          ---------------

                      ATEL Capital Equipment Fund VII, L.P
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        California                   000-24175                   94-3248318
--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission                  (IRS Employer
     of incorporation)             File Number)              Identification No.)


     600 California Street, 6th Floor, San Francisco, California 94108-2733
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (415) 989-8800
                                                           --------------

                                       N/A
    -------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2.02  Results of Operation and Financial Condition

The registrant is currently assessing the need to restate financial statements for the years ended December 31, 2004, 2003 and 2002, and the first two fiscal quarters of 2005, as described in more detail under Item 4.02 below, which is incorporated herein by reference.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 5, 2005, the registrant's manager determined that the methods used to accumulate and amortize the initial direct costs ("IDCs") incurred in acquiring its portfolio of leases were not in accordance with generally accepted accounting principles ("GAAP"). The registrant's manager is in the process of analyzing the potential impact of changing the methods used to accumulate and amortize the IDC's incurred. The registrant's manager, including the officers of the manager acting as the registrant's audit committee, have discussed the matters in this report and will continue to discuss this matter with its registered public accounting firm. Accordingly, the registrant's financial statements for the years ended December 31, 2004 , 2003 and 2002, and the first two fiscal quarters of 2005 should no longer be relied upon.

 If the registrant deems any resulting difference in previously reported information to be material to its financial statements, the registrant will prepare and file an amended annual report on Form 10-K with restated audited financial statements and amended Management Discussion and Analysis for the years ended December 31, 2004, 2003 and 2002, with footnote disclosure on the cumulative changes to prior years, as well as amended quarterly reports on Form 10-Q for the first two fiscal quarters of 2005 The registrant anticipates that it will complete its analysis and file any required amended reports within 45 days from the date of this report.

The registrant has historically calculated its amortization of IDCs over a period of 60 months which it estimated to approximate the average of the lease terms in its portfolio of equipment lease investments. Statement of Financial Accounting Standards No. 13 - "Accounting for Leases" requires that the IDCs incurred in connection with each lease be determined and amortized on a lease by lease basis, with respect to operating leases, and using an effective interest rate method, with respect to direct financing leases. The registrant has previously determined that the impact of changing the method used to amortize the IDC's , was less than .04% of total assets and .07% of members' equity for any one year; and results in a maximum increase in net income of approximately $42,000 and a maximum decrease in net income of approximately $18,000 for any one year. The above calculations indicating the change in method of amortizing the IDC costs exclude the impact of changes in the cost accumulated if any, as discussed below.

In addition to the change in amortization methodology, the registrant's manager is reviewing and analyzing its procedures, methods and documentation for calculating those costs which may appropriately be characterized, capitalized and amortized as IDCs, and those which must instead be recognized as expenses for the periods in which they are incurred, and its methods for allocating IDCs and expenses incurred by the manager and its affiliates in connection with portfolio acquisition activities. If any amounts previously characterized as IDCs are instead recharacterized as expenses, it would result in a reduction in net income (or increase in net loss) during the period the recharacterized expense was incurred, and a corresponding increase in net income (or reduction in net loss) during any subsequent period during which the expense had previously been amortized. In other words, any change in the characterization of certain expenditures as expenses rather than IDCs to be capitalized will result in a shift in the timing of the registrant's recognition of the impact of the cost incurred on its net income or loss. If the registrant determines that any recharacterization of costs as IDCs or expenses or any reallocation of such costs would result in a material change to its previously reported financial statements it will adjust the financial statements accordingly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   October 11, 2005

                            ATEL Cash Distribution Fund VII, L.P.
                            By ATEL Financial Services, LLC,
                            General Partner of Registrant

                                    By:  /s/ Paritosh K, Choksi
                                             ----------------------------------
                                             Paritosh K. Choksi, Executive Vice
                                             President, Chief Financial Officer
                                             and Chief Operating Officer